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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meritage Corporation:

We consent to the use of our report dated February 16, 2004, with respect to the consolidated balance sheets of Meritage Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference. Our report refers to a change in the method of accounting for goodwill in 2002.

                      /s/  KPMG LLP

Phoenix, Arizona
June 7, 2004

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Consent of Independent Registered Public Accounting Firm